Exhibit 99-3

                   Exelon Corporation and Subsidiary Companies
         Management's Discussion and Analysis of Financial Condition and
                              Results of Operations

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS
Exelon Corporation and Subsidiary Companies

General

On October 20, 2000, Exelon Corporation (Exelon) became the parent corporation for each of PECO Energy Company (PECO) and Commonwealth Edison Company (ComEd) as a result of the completion of the transactions contemplated by an Agreement and Plan of Exchange and Merger, as amended, among PECO, Unicom Corporation (Unicom) and Exelon (Merger). The Merger was accounted for using the purchase method of accounting. Exelon's results of operations for 1999 and 2000 consist of PECO's results of operations for 1999 and 2000 and Unicom's results of operations after October 20, 2000.
     During January 2001, Exelon undertook a restructuring to separate its generation and other competitive businesses from its regulated energy delivery business at ComEd and PECO. As part of the restructuring, the generation-related operations and assets and liabilities of ComEd were transferred to Exelon Generation Company, LLC (Generation). Also, as part of the restructuring, the non-regulated operations and related assets and liabilities of PECO, representing PECO's Generation and Enterprises business segments, were transferred to Generation and Exelon Enterprises Company, LLC (Enterprises), respectively. Additionally, certain operations and assets and liabilities of ComEd and PECO were transferred to Exelon Business Services Company.

Exelon, through its subsidiaries, operates in three business segments:

- Energy Delivery, consisting of the retail electricity distribution and transmission businesses of ComEd in northern Illinois and PECO in southeastern Pennsylvania and the natural gas distribution business of PECO in the Pennsylvania counties surrounding the City of Philadelphia.
- Generation, consisting of electric generating facilities, energy marketing operations and equity interests in Sithe Energies, Inc. (Sithe) and AmerGen Energy Company, LLC (AmerGen).
- Enterprises, consisting of competitive retail energy sales, energy and infrastructure services, communications and other investments weighted towards the communications, energy services and retail services industries.

See Note 21 of the Notes to Consolidated Financial Statements for further segment information.

Results of Operations

Year Ended December 31, 2001 Compared To Year Ended December 31, 2000

Net Income and Earnings Per Share
Exelon's net income increased $842 million, or 144%, for 2001. Diluted earnings per share increased $1.56 per share, or 54%. Income before extraordinary items and cumulative effect of changes in accounting principles increased $850 million, or 150%, for 2001. Diluted earnings per share on the same basis increased $1.62 per share, or 58%. Earnings per share increased less than net income as a result of an increase in the weighted average shares of common stock outstanding from the issuance of common stock in connection with the Merger, partially offset by the repurchase of common stock with the proceeds from PECO's May 2000 stranded cost recovery securitization.

Earnings Before Interest and Income Taxes
Exelon evaluates the performance of its business segments based on earnings before interest and income taxes (EBIT). In addition to components of operating income as shown on the consolidated statements of income, EBIT includes equity in earnings (losses) of unconsolidated affiliates, and other income and expense recorded in other, net, with the exception of investment income. Operating revenues, operating expenses, depreciation and amortization and other income and expenses for each business segment in the following analyses include intercompany transactions, which are eliminated in the consolidated Exelon financial statements.

     The October 20, 2000 acquisition of Unicom, and the January 1, 2001 corporate restructuring, significantly impacted Exelon's results of operations. To provide a more meaningful analysis of results of operations, the EBIT analyses by business segment below identify the portion of the EBIT variance that is attributable to Unicom's results of operations and the portion of the variance that results from normal operations attributable to changes in components of the underlying operations of Exelon. The merger variance represents Unicom results for 2000 prior to the October 20, 2000 acquisition date as well as the effect of excluding Merger-related costs from Exelon's 2000 operations. The segment results also reflect the results as if the corporate restructuring occurred on January 1, 2000. The 2000 pro forma effects of the Merger and restructuring were developed using estimates of various items, including allocation of corporate overheads to business segments and intercompany transactions.

EBIT Contribution by Business Segment
                                                                                       Components of Variance
                                                                                   --------------------------
                                                                                     Merger            Normal
(in millions)                           2001             2000       Variance       Variance        Operations
-------------------------------------------------------------------------------------------------------------
Energy Delivery                      $  2,623        $  1,503      $   1,120        $  1,219      $    (99)
Generation                                962             440            522              22           500
Enterprises                              (107)           (140)            33             (32)           65
Corporate                                 (22)           (328)           306             286            20
-----------------------------------------------------------------------------------------------------------
EBIT                                 $   3,456       $  1,475      $   1,981        $  1,495      $    486
===========================================================================================================

Energy Delivery
                                                                                      Components of Variance
                                                                                   -------------------------
                                                                                      Merger          Normal
(in millions)                             2001           2000       Variance        Variance      Operations
------------------------------------------------------------------------------------------------------------
Operating Revenue                    $  10,171       $  4,511      $   5,660        $  5,168      $    492
Operating Expense and Other              6,467          2,711          3,756           3,242           514
Depreciation & Amortization              1,081            297            784             707            77
-----------------------------------------------------------------------------------------------------------
EBIT                                 $   2,623       $  1,503      $   1,120        $  1,219      $    (99)
===========================================================================================================

Energy Delivery's EBIT increased $1,120 million in 2001, as compared to 2000. The Merger accounted for $1,219 million of the variance offset by a decrease in EBIT from normal operations of $99 million. The decrease in EBIT from normal operations reflects increased operating and maintenance expenses and regulatory asset amortization, partially offset by improved margins on sales due to favorable rate changes.
     Energy Delivery's operating and maintenance expenses increased due to higher administrative and general costs as a result of increased allocation of costs previously recorded at Corporate, and $18 million for employee severance costs associated with the Merger, partially offset by a decrease in customer costs. Higher purchased power costs for 2001 include charges for energy losses incurred during distribution from Generation (line loss charges), however line loss charges were not included in the 2000 pro forma purchased power costs.
     Other expenses increased $73 million due primarily to a $113 million gain on a ComEd forward share repurchase arrangement recognized during the first quarter of 2000, partially offset by a $38 million non-recurring loss on the sale of Cotter Corporation, a ComEd subsidiary, recognized during the first quarter of 2000.
     Depreciation and amortization increased $77 million reflecting increased regulatory asset amortization of $34 million consistent with regulatory provisions, and increased depreciation expense of $43 million primarily associated with capital additions.
     Depreciation  and  amortization  includes  goodwill  amortization  of  $126 million in 2001, which will be discontinued in 2002 upon the adoption of Financial Accounting Standards Board (FASB) Statement of Financial Accounting Standards (SFAS) No. 142 "Goodwill and Other Intangible Assets" (SFAS No. 142).

Energy Delivery's electric sales statistics are as follows:

Deliveries (in megawatthours (MWh))                          2001                 2000(a)         Variance
------------------------------------------------------------------------------------------------------------
Residential                                            36,459,606           35,307,675           1,151,931
Small Commercial & Industrial                          37,183,693           36,506,400             677,293
Large Commercial & Industrial                          36,824,787           39,663,127          (2,838,340)
Public Authorities & Electric Railroads                10,003,853            9,828,668             175,185
------------------------------------------------------------------------------------------------------------
Total Retail Deliveries                               120,471,939          121,305,870            (833,931)
============================================================================================================


The table above includes deliveries of 16 million MWhs in 2001 to customers who purchase energy from alternative suppliers.

Electric Revenue (in millions)                            2001               2000(a)            Variance
------------------------------------------------------------------------------------------------------------
Residential                                         $       3,571        $       3,483       $          88
Small Commercial & Industrial                               2,852                2,680                 172
Large Commercial & Industrial                               1,933                1,796                 137
Public Authorities & Electric Railroads                       568                  544                  24
------------------------------------------------------------------------------------------------------------
Total Electric Retail Revenue                               8,924                8,503                 421
------------------------------------------------------------------------------------------------------------
Wholesale and Miscellaneous Revenue                           593                  643                 (50)
------------------------------------------------------------------------------------------------------------
Total Electric Revenue                              $       9,517        $       9,146       $         371
============================================================================================================

 (a) Includes the operations of ComEd as if the Merger occurred on January 1, 2000.

The changes in electric retail revenues for 2001, as compared to 2000, as if the Merger occurred on January 1, 2000, are attributable to the following:

(in millions)                                                                                    Variance
------------------------------------------------------------------------------------------------------------
Rate Changes                                                                                 $         217
Customer Choice                                                                                        131
Weather                                                                                                 98
Revenue Taxes                                                                                          (88)
Other Effects                                                                                           63
------------------------------------------------------------------------------------------------------------
Electric Retail Revenue                                                                      $         421
============================================================================================================

- Rate Changes. The increase in revenues attributable to rate changes reflects the expiration of a 6% reduction in PECO's electric rates in effect for 2000 related to PECO's restructuring settlement, partially offset by a $60 million PECO rate reduction in effect for 2001, and a 5%
     ComEd residential rate reduction, effective October 1, 2001, required by the Illinois restructuring legislation.
- Customer Choice. ComEd non-residential customers and all PECO customers have the choice to purchase energy from other suppliers. This choice generally does not impact kWh deliveries, but affects revenue collected from customers related to energy supplied by Energy Delivery. The favorable customer choice effect is attributable to increased revenues of $276 million from customers in Pennsylvania selecting or returning to PECO as their electric generation supplier, partially offset by a decrease in revenues of $145 million from customers in Illinois electing to purchase energy from an alternative retail electric supplier (ARES) or the power purchase option (PPO), under which customers can purchase power from ComEd at a market-based rate. Exelon continues to collect delivery charges from these customers.
- Weather. The demand for electricity and gas services is impacted by weather conditions. Very warm weather in summer months and very cold weather in other months is referred to as "favorable weather conditions", because these weather conditions result in increased sales of electricity and gas. Conversely, mild weather reduces demand. Although weather was moderate in 2001, the weather impact was favorable compared to the prior year as a result of warmer summer weather offset in part by warmer winter weather in 2001, primarily in the ComEd service territory.

- Revenue taxes. The change in revenue taxes represents a change in presentation of certain revenue taxes from operating revenue and tax expense to collections recorded as liabilities resulting from Illinois legislation. This change in presentation does not affect income.
- Other Effects. A strong housing construction market in Chicago has contributed to residential and small commercial and industrial customer volume growth, partially offset by the unfavorable impact of a slower economy on large commercial and industrial customers.

     The reduction in Wholesale and Miscellaneous revenues in 2001, as compared to 2000, reflects lower off-system sales due to the expiration of wholesale contracts that were offered by ComEd from June 2000 to May 2001 to support the open access program in Illinois, partially offset by increased transmission service revenue and the reversal of a $15 million reserve for revenue refunds to ComEd's municipal customers as a result of a favorable Federal Energy Regulatory Commission (FERC) ruling.

Energy Delivery's gas sales statistics are as follows:

                                                                     2001          2000           Variance
-----------------------------------------------------------------------------------------------------------
Deliveries in million cubic feet (mmcf)                            81,528        91,686            (10,158)
Revenue (in millions)                                                $654          $532               $122
-----------------------------------------------------------------------------------------------------------

The changes in gas revenue for 2001, as compared to 2000, are as follows:

(in millions)                                                                                     Variance
-----------------------------------------------------------------------------------------------------------
Price                                                                                             $    174
Weather                                                                                                (38)
Volume                                                                                                 (14)
-----------------------------------------------------------------------------------------------------------
Gas Revenue                                                                                       $    122
===========================================================================================================

- Price. The favorable variance in price is attributable to an adjustment of the purchased gas cost recovery by the Pennsylvania Public Utility Commission (PUC) effective in December 2000. The average price per million cubic feet for all customers for 2001 was 39% higher than 2000. PECO's gas rates are subject to periodic adjustments by the PUC designed to recover or refund the difference between actual cost of purchased gas and the amount included in base rates and to recover or refund increases or decreases in certain state taxes not recovered in base rates.
- Weather. The unfavorable weather impact is attributable to warmer temperatures in the non-summer months of 2001 than in 2000 in the PECO service territory. Heating degree days decreased 12% in 2001 compared to 2000.
- Volume. Exclusive of weather impacts, lower delivery volume affected revenue by $14 million compared to 2000. Total mmcf sales to retail customers decreased 11% compared to 2000, primarily as a result of slower economic conditions in 2001 offset by customer growth.

Generation

                                                                                    Components of Variance
                                                                                  --------------------------
                                                                                    Merger          Normal
(in millions)                           2001            2000       Variance       Variance      Operations
------------------------------------------------------------------------------------------------------------
Operating Revenue                    $ 7,048        $  3,316       $  3,732        $ 2,772            $960
Operating Expense and Other            5,804           2,750          3,054          2,667             387
Depreciation & Amortization              282             126            156             83              73
------------------------------------------------------------------------------------------------------------
EBIT                                 $   962        $    440       $    522        $    22            $500
============================================================================================================

Generation's EBIT increased $522 million for 2001 compared to 2000. The Merger accounted for $22 million of the variance. The remaining $500 million increase resulted primarily from higher margins on market and affiliate wholesale energy sales, coupled with decreased operating costs at the nuclear plants, partially offset by additional depreciation and amortization. During the first five months of 2001, Generation benefited from increases in wholesale market prices, particularly in the Pennsylvania-New Jersey-Maryland control area and Mid-America Interconnected Network regions. The increase in wholesale market prices was primarily driven by significant increases in fossil fuel prices. The large concentration of nuclear generation in the Generation portfolio allowed Exelon to capture the higher prices in the wholesale market for sales to non-affiliates with minimal increase in fuel prices. Generation revenues for 2001 include charges to affiliates for line losses. Line loss charges were not included in pro forma 2000 revenue. Generation also benefited from higher nuclear plant output due to increased capacity factors during 2001. Energy marketing activities positively impacted 2001 results. Mark-to-market gains were $16 million and $14 million on non-trading and trading energy contracts, respectively, offset by realized trading losses of $6 million. Lower operating costs are attributable to reductions in the number of employees and fewer nuclear outages in 2001 than in 2000, which offset the effect of increases in reserves related to litigation of $30 million. In addition, Generation's EBIT benefited from an increase in equity in earnings of AmerGen and Sithe of $90 million in 2001 compared to the prior year period as a result of acquisitions in 2000. The increase in depreciation and amortization expense primarily reflects an increase in decommissioning expense of $140 million reflecting the discontinuance of regulatory accounting practices for certain nuclear generating stations, partially offset by a $90 million reduction in depreciation and decommissioning expense attributable to the extension of estimated service lives of Generation's generating plants.

For 2001, Generation's sales were 201,879 GWhs, approximately 60% of which were to affiliates. Supply sources were as follows:

-----------------------------------------------------------------------------------------------------------
Nuclear units                                                                                          54%
Purchases                                                                                              37%
Fossil and hydro units                                                                                  3%
Generation investments                                                                                  6%
-----------------------------------------------------------------------------------------------------------
Total                                                                                                 100%
===========================================================================================================

Generation's nuclear fleet, including AmerGen, performed at a weighted average capacity factor of 94.4% for 2001 compared to 93.8% in 2000. Generation's nuclear fleet's production costs, including AmerGen, were $12.79 per MWh for 2001, compared to $14.65 per MWh for 2000.

Enterprises

                                                                                    Components of Variance
                                                                                ---------------------------
                                                                                   Merger           Normal
(in millions)                         2001            2000        Variance       Variance       Operations
-----------------------------------------------------------------------------------------------------------
Operating Revenue                  $ 2,292         $ 1,395         $   897        $   467         $   430
Operating Expense and Other          2,330           1,500             830            491             339
Depreciation & Amortization             69              35              34              8              26
-----------------------------------------------------------------------------------------------------------
EBIT                               $  (107)        $  (140)        $    33        $   (32)        $    65
===========================================================================================================

Enterprises' EBIT increased $33 million for 2001 compared to 2000. Normal operations contributed $65 million of the variance, which was partially offset by a $32 million reduction attributable to the Merger. The increase in EBIT from normal operations primarily reflects $27 million of net realized gains on investments, $23 million from lower net losses in communications joint ventures, $21 million of reduced losses on the sale of assets, and $15 million primarily from improved margins and reduced operating expenses of retail energy sales in Pennsylvania. These increases were partially offset by $13 million of net writedowns on investments.

     Enterprises' revenues increased $897 million for 2001 compared to 2000. Normal operations contributed $430 million and the Merger added $467 million. Operating revenues attributable to normal operations increased $574 million as a result of acquisitions by its services businesses. Additionally, revenues increased by $26 million as a result of increased operations at Exelon Services. These increases were partially offset by $166 million lower revenues primarily attributable to reduced operations of retail energy sales in Pennsylvania.
     Enterprises' operating and other expenses increased $830 million for 2001 compared to 2000. Normal operations contributed $339 million and the Merger added $491 million. Operating expenses from normal operations included $554 million as a result of acquisitions made by its services businesses. Additionally, operating and other expenses increased by $32 million from increased operations at Exelon Services and $13 million due to net writedowns on investments. These increases were partially offset by $193 million from lower expense primarily attributable to reduced operations of retail energy sales in Pennsylvania, $27 million from net realized gains on investments, $23 million from lower net losses in communications joint ventures, and $21 million of reduced losses on the sale of assets.
     Enterprises' depreciation and amortization expense increased primarily as a result of goodwill amortization related to acquisitions made by its services businesses.
     Depreciation and amortization includes goodwill amortization of $24 million in 2001, which will be discontinued in 2002 upon the adoption of SFAS No. 142.
     Enterprises'   investments   are  weighted   towards   investments  in  the
communication industry, which continues to be adversely impacted by the significant downturn in the communications market.

Other Components of Net Income
Interest Charges Interest charges consist of interest expense and distributions on preferred securities of subsidiaries. Interest charges increased $524 million, or 83%, for 2001. The increase was primarily attributable to $438 million from the effects of the Merger, $70 million related to borrowings by Exelon to finance the Merger cash consideration and the December 2000 investment in Sithe as well as additional interest of $16 million as a result of the issuance of transition bonds in May 2000 to securitize a portion of PECO's stranded cost recovery.

Investment Income Investment income is recorded in Other, Net on the Consolidated Statements of Income, but is excluded from EBIT. Investment income decreased by $17 million due to net realized losses of $60 million on the nuclear decommissioning trust funds for the nuclear stations formerly owned by ComEd, offset by increased income of $43 million, primarily reflecting a full year of investment income from the former Unicom companies, as well as money market interest and interest on the loan to Sithe recorded at Generation in 2001.

Income Taxes Income taxes increased by $590 million in 2001 as compared to 2000, $541 million of which is due to higher pretax income and $49 million due to a higher effective income tax rate. The increase in income taxes reflects additional pretax income of $1,440 million, of which $1,044 million is attributable to the Merger. The effective income tax rate was 39.7% for 2001 as compared to 37.6% for 2000. The increase in the effective income tax rate was primarily attributable to goodwill amortization associated with the Merger which is not deductible for tax purposes, a higher effective state income tax rate due to operations in Illinois subsequent to the Merger, reduced impact of investment tax credit amortization and a favorable annual tax return adjustment recorded in 2001.

Extraordinary Items In 2000, Exelon incurred extraordinary charges aggregating $6 million ($4 million, net of tax) related to prepayment premiums and the write-off of unamortized deferred financing costs associated with the early retirement of debt with a portion of the proceeds from the securitization of PECO's stranded cost recovery in May 2000.

Cumulative Effect of Changes in Accounting Principles On January 1, 2001, Exelon adopted SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities" (SFAS No. 133), as amended, resulting in a benefit of $20 million ($12 million, net of income taxes). On January 1, 2000, Exelon recorded a benefit of $40 million ($24 million, net of income taxes) representing the cumulative effect of a change in accounting method for nuclear outage costs by PECO in conjunction with the synchronization of accounting policies in connection with the Merger.

Year Ended December 31, 2000 Compared To Year Ended December 31, 1999

Net Income and Earnings Per Share
Exelon's net income increased $16 million, or 3% in 2000. Diluted earnings per share were consistent with the prior year period. Income before extraordinary items and cumulative effect of a change in accounting principle, decreased $41 million, or 7% in 2000. Diluted earnings per share on the same basis were consistent with the prior period. Earnings per share increased less than net income because of an increase in the weighted average shares of common stock outstanding as a result of the issuance of common stock in connection with the Merger, partially offset by the repurchase of common stock with the proceeds from PECO's March 1999 and May 2000 stranded cost recovery securitizations.

Earnings Before Interest and Income Taxes To provide a more meaningful analysis of results of operations, the EBIT analyses by business segment below identify the portion of the EBIT variance that is attributable to Unicom's results of operations and the portion of the variance that results from normal operations attributable to changes in components of the underlying operations of Exelon. The merger variance represents the former Unicom companies' results for the period after the Merger on October 20, 2000 as well as the effect of excluding Merger-related costs from Exelon's 2000 operations. The 2000 and 1999 results also reflect the corporate restructuring as if it had occurred on January 1, 1999. The 2000 pro forma effects of the Merger and restructuring were developed using estimates of various items, including allocation of corporate overheads to business segments and intercompany transactions.

EBIT Contribution by Business Segment

                                                                                    Components of Variance
                                                                                ---------------------------
                                                                                    Merger          Normal
(in millions)                           2000          1999       Variance         Variance      Operations
-----------------------------------------------------------------------------------------------------------
Energy Delivery                      $ 1,503      $  1,372       $    131          $   297        $   (166)
Generation                               440           379             61               34              27
Enterprises                             (140)         (212)            72               (4)             76
Corporate                               (328)         (194)          (134)            (272)            138
-----------------------------------------------------------------------------------------------------------
Total                                $ 1,475      $  1,345       $    130          $    55        $     75
===========================================================================================================

Energy Delivery
                                                                                    Components of Variance
                                                                                ---------------------------
                                                                                    Merger          Normal
(in millions)                           2000          1999       Variance         Variance      Operations
-----------------------------------------------------------------------------------------------------------
Operating Revenue                    $ 4,511      $  3,265       $  1,246          $ 1,138        $    108
Operating Expense and Other            2,711         1,785            926              739             187
Depreciation & Amortization              297           108            189              102              87
-----------------------------------------------------------------------------------------------------------
EBIT                                 $ 1,503      $  1,372       $    131          $   297        $   (166)
===========================================================================================================

Energy Delivery's EBIT increased $131 million in 2000, as compared to 1999. The Merger accounted for $297 million of the variance offset by a decrease in EBIT from normal operations of $166 million. The decrease in EBIT from normal operations reflects increased operating and maintenance expenses and regulatory asset amortization which more than offset the increase in revenue. The increase in revenue from normal operations is attributable to improved margins on sales due to customers in Pennsylvania selecting PECO as their electric generation supplier and rate adjustments partially offset by lower summer volume.
     Energy Delivery's operating expenses and other increased due to higher administrative and general costs as a result of increased allocation of costs previously recorded at Corporate, partially offset by a nonrecurring capital stock credit related to a 1999 adjustment associated with the impact of PECO's 1997 restructuring charge.
     Depreciation and amortization increased $87 million primarily reflecting increased regulatory asset amortization consistent with regulatory orders.

Generation
                                                                                    Components of Variance
                                                                                ---------------------------
                                                                                    Merger          Normal
(in millions)                           2000          1999       Variance         Variance      Operations
-----------------------------------------------------------------------------------------------------------
Operating Revenue                    $ 3,316      $  2,411       $    905          $   590        $    315
Operating Expense and Other            2,750         1,907            843              528             315
Depreciation & Amortization              126           125              1               28             (27)
-----------------------------------------------------------------------------------------------------------
EBIT                                 $   440      $    379       $     61          $    34        $     27
===========================================================================================================

Generation's EBIT increased $61 million for 2000 compared to 1999. The Merger accounted for $34 million of the variance. The remaining $27 million increase resulted primarily from higher margins on market and affiliate wholesale energy sales and from the abandonment of two information systems implementations in 1999 and a $15 million write-off in 1999 of the investment in a cogeneration facility in connection with the settlement of litigation. In addition, Generation's EBIT also benefited from an increase in equity in earnings of AmerGen of $4 million in 2000 compared to the prior year period. Effective with the acquisition of Clinton Nuclear Power Station (Clinton) by AmerGen, the management agreement for Clinton was terminated, resulting in lower revenues of $99 million and lower operation and maintenance expense of $70 million.
     Generation's nuclear fleet, including AmerGen, performed at a weighted average capacity factor of 93.8% for 2000. Generation's nuclear fleet production costs for 2000 were $14.65 per MWh.

Enterprises
                                                                                    Components of Variance
                                                                                ---------------------------
                                                                                    Merger          Normal
(in millions)                           2000          1999       Variance         Variance      Operations
-----------------------------------------------------------------------------------------------------------
Operating Revenue                    $ 1,395      $    644       $    751          $   277        $    474
Operating Expense and Other            1,500           852            648              278             370
Depreciation & Amortization               35             4             31                3              28
-----------------------------------------------------------------------------------------------------------
EBIT                                 $  (140)     $   (212)      $     72          $    (4)       $     76
===========================================================================================================

Enterprises' EBIT increased $72 million for 2000 compared to 1999. Normal operations contributed $76 million of the variance, which was partially offset by a $4 million reduction attributable to the Merger. The increase in EBIT from normal operations primarily reflects a reduction in losses from retail energy sales partially offset by writedowns on communications investments and losses in communications joint ventures.
     Enterprises' revenues increased $751 million for 2000 compared to 1999. Normal operations contributed $474 million and the Merger added $277 million. Operating revenues attributable to normal operations increased $530 million as a result of thirteen infrastructure services company acquisitions in 2000 and 1999, partially offset by reduced retail energy sales.
     Enterprises' operating and other expenses increased $648 million for 2000 compared to 1999. Normal operations contributed $370 million and the Merger added $278 million. Increased operating expenses from normal operations primarily related to the thirteen infrastructure services company acquisitions and to writedowns on communication investments and losses in communications joint ventures, partially offset by reduced retail energy sales.
     Enterprises' depreciation and amortization expense increased primarily as a result of goodwill amortization related to its infrastructure services businesses acquisitions.

Other Components of Net Income
Interest Charges Interest charges increased $203 million, or 47%, to $632 million in 2000. The increase was primarily attributable to $156 million from the operations of Unicom since the Merger and interest of $104 million on the transition bonds issued to securitize PECO's stranded cost recovery, partially offset by $77 million of lower interest charges as a result of the reduction of PECO's long-term debt with the proceeds from the securitization.

Investment Income Investment income is recorded in Other, Net on the Consolidated Statements of Income, but is excluded from EBIT. Investment income increased by $12 million to $64 million in 2000, primarily reflecting the effects of the Merger.

Income Taxes The effective tax rate was 37.6% in 2000 as compared to 37.1% in 1999.

Extraordinary Items In 2000, Exelon incurred extraordinary charges aggregating $6 million ($4 million, net of tax) related to prepayment premiums and the write-off of unamortized deferred financing costs associated with the early retirement of debt with a portion of the proceeds from the securitization of PECO's stranded cost recovery in May 2000.
     In 1999, Exelon incurred extraordinary charges aggregating $62 million ($37 million, net of tax) related to prepayment premiums and the write-off of unamortized debt costs associated with the repayment and refinancing of debt.

Cumulative Effect of a Change in Accounting Principle In 2000, Exelon recorded a benefit of $40 million ($24 million, net of income taxes) representing the cumulative effect of a change in accounting method for nuclear outage costs by PECO in conjunction with the synchronization of accounting policies in connection with the Merger.

Liquidity and Capital Resources

Exelon's capital resources are primarily provided by internally generated cash flows from operations and, to the extent necessary, external financing including the issuance of commercial paper. Exelon's access to external financing at reasonable terms is dependent on the credit ratings of Exelon and its subsidiaries and the general business condition of Exelon and the industry. Exelon's businesses are capital intensive. Capital resources are used primarily to fund Exelon's capital requirements, including construction, investments in new and existing ventures, repayments of maturing debt and preferred securities of subsidiaries and payment of common stock dividends. Any potential future acquisitions could require external financing, including the issuance by Exelon of common stock.

Cash Flows from Operating Activities
Cash flows provided by operations for 2001 were $3.6 billion, approximately two-thirds of which were provided by Energy Delivery and one-third of which was provided by Generation. Enterprises' cash flows from operations were immaterial to Exelon in 2001. Energy Delivery's cash flow from operating activities primarily results from sales of electricity and gas to a stable and diverse base of retail customers at fixed prices. Energy Delivery's future cash flows will depend upon the ability to achieve cost savings in operations, and the impact of the economy, weather and customer choice on its revenues. Generation's cash flows from operating activities primarily result from the sale of electric energy to wholesale customers, including Energy Delivery. Generation's future cash flow from operating activities will depend upon future demand and market prices for energy and the ability to continue to produce and supply power at competitive costs. Although the amounts may vary from period to period as a result of the uncertainties inherent in business, Exelon expects that Energy Delivery and Generation will continue to provide a reliable and steady source of internal cash flow from operations for the foreseeable future.

Cash Flows from Investing  Activities
Cash flows used in investing activities for 2001 were $2.4 billion, primarily for capital expenditures of $2.0 billion. Capital expenditures by business segment for 2001 and projected amounts for 2002 are as follows:

(in millions)                                                                       2001              2002
-----------------------------------------------------------------------------------------------------------
Energy Delivery                                                                 $  1,133         $   1,060
Generation                                                                           803             1,089
Enterprises                                                                           70               114
Corporate and Other                                                                   35                27
-----------------------------------------------------------------------------------------------------------
Subtotal                                                                        $  2,041         $   2,290
TXU Acquisition                                                                       --               443
-----------------------------------------------------------------------------------------------------------
Total Capital Expenditures and TXU Acquisition                                  $  2,041         $   2,733
===========================================================================================================

Energy Delivery's estimated capital expenditures for 2002 reflect the continuation of efforts to further improve the reliability of its distribution system in the Chicago region. Approximately 36% of the budgeted 2002 expenditures are for growth and the remainder for additions to or upgrades of existing facilities. Exelon anticipates that Energy Delivery will obtain financing, when necessary, through borrowings, the issuance of preferred securities, or capital contributions from Exelon.
     Approximately 75% of Generation's estimated capital expenditures for 2002 are for additions to and upgrades of existing facilities (including nuclear refueling outages), nuclear fuel and increases in capacity at existing plants. Capital expenditures are projected to increase in 2002 as compared to 2001 due to higher nuclear fuel expenditures, growth and an increase in the number of planned refueling outages, during which significant maintenance work is performed. Eleven nuclear refueling outages, including AmerGen, are planned for 2002, compared to six during 2001. Total capital expenditures for nuclear refueling outages are expected to increase in 2002 over 2001 by $24 million. Exelon has committed to provide AmerGen with capital contributions equivalent to 50% of the purchase price of any acquisitions AmerGen makes in 2002. Exelon anticipates that Generation's capital expenditures will be funded by internally generated funds, Generation borrowings or capital contributions from Exelon. In addition to the 2002 capital expenditures of $1.1 billion, Generation expects to close the purchase of two natural-gas and oil-fired plants from TXU Corp. (TXU) in the first quarter of 2002. The $443 million purchase is expected to be funded with available cash and commercial paper.
     Enterprises' capital expenditures were $70 million in 2001. Enterprises' estimated capital expenditures for 2002 are approximately $114 million, primarily for additions to or upgrades of existing facilities. All of Enterprises' investments are expected to be funded by capital contributions or borrowings from Exelon.
     Exelon's total estimated capital expenditures in 2002 are approximately $2.7 billion including the acquisition of the TXU generating stations. Exelon's proposed capital expenditures and other investments are subject to periodic review and revision to reflect changes in economic conditions and other factors.

Cash Flows from  Financing  Activities
Cash flows used in financing activities were $1.3 billion in 2001 primarily attributable to debt service and payments of dividends on common stock. Debt financing activities during 2001 were as follows:

- Exelon Corporation - Retired a $1.2 billion term loan with proceeds from $500 million and $700 million senior unsecured note issuances at Exelon and Generation, respectively.
- Energy Delivery - Refinanced $805 million in PECO transition bonds, retired $340 million of ComEd transitional trust notes and early retired $196 million in First Mortgage Bonds with available cash.
- Generation - Issued $121 million of pollution control bonds to refinance an equivalent amount originally issued by PECO and issued $700 million of senior unsecured notes.

The 2001 common stock dividend payments of $583 million cover the period from October 20, 2000, the date of the Merger, through November 15, 2001. On January 29, 2002, the Board of Directors of Exelon declared a quarterly dividend of $0.44 per share of Exelon's common stock. This increase of $0.07 per share annually, will result in an annual dividend rate of $1.76 per share. The new dividend rate reflects Exelon's vertically integrated business portfolio and its focus on total return to shareholders. The new dividend rate represents about a 50% payout of the expected 2002 earnings per share from Exelon's regulated electricity delivery businesses. Exelon intends to grow the dividend to about a 60% payout of earnings from regulated operations based on cash flow and earnings growth prospects for Energy Delivery. The payment of future dividends is subject to approval and declaration by the Board of Directors each quarter.

Credit  Issues
Exelon meets its short-term liquidity requirements primarily through the issuance of commercial paper by Exelon, ComEd and PECO. Exelon, along with ComEd, PECO and Generation, entered into a $1.5 billion unsecured revolving credit facility with a group of banks. Generation currently cannot borrow under the credit agreement until it has delivered audited financial statements to the banks, which is expected to occur in the first quarter of 2002. This credit facility is used principally to support the commercial paper program of Exelon, ComEd and PECO.
     At December 31, 2001, Exelon had outstanding $360 million of notes payable consisting principally of commercial paper. For 2001, the average interest rate on notes payable was approximately 2.63%. Certain of the credit agreements to which Exelon, ComEd, PECO and Generation are parties require each of them to maintain a debt to total capitalization ratio of 65% or less, excluding securitization debt (and for PECO, excluding the receivable from parent recorded in PECO's shareholders' equity). At December 31, 2001, the debt to total capitalization ratios on that basis for Exelon, ComEd, PECO and Generation were 47%, 45%, 38% and 26%, respectively.
     Exelon and its subsidiaries' access to the capital markets, including the commercial paper market, and their financing costs in those markets are dependent on their respective securities ratings. None of Exelon's or its subsidiaries' borrowings are subject to default or prepayment as a result of a downgrading of securities ratings although such a downgrading could increase interest charges under Exelon's bank credit facility. Exelon and its subsidiaries from time to time enter into interest rate swap and other derivatives that require the maintenance of investment grade ratings. Failure to maintain investment grade ratings would allow the counterparty to terminate the derivative and settle the transaction on a net present value basis.
     Exelon has obtained an order from the  Securities  and Exchange  Commission
(SEC) under the Public Utility Holding Company Act of 1935 (PUHCA) authorizing financing transactions, including the issuance of common stock, preferred securities, long-term debt and short-term debt in an aggregate amount not to exceed $4 billion. As of December 31, 2001, $3.0 billion of financing authority is available under the SEC order. Exelon requested, and the SEC reserved jurisdiction over, an additional $4 billion in financing authorization. Exelon agreed to limit its short-term debt outstanding to $3 billion of the $4 billion total financing authority. Exelon has asked the SEC to eliminate the short-term debt restriction. The SEC order also authorized Exelon to issue guarantees of up to $4.5 billion outstanding at any one time. At December 31, 2001, Exelon had provided $1.4 billion of guarantees. See Contractual Obligations and Commercial Commitments in this section. The SEC order requires Exelon to maintain a ratio of common equity to total capitalization (including securitization debt) on and after June 30, 2002 of not less than 30%. At December 31, 2001, Exelon's common equity to total capitalization was 35%.
     Under PUHCA and the Federal Power Act, Exelon, ComEd, PECO and Generation can pay dividends only from retained or current earnings. However, the SEC order granted permission to Exelon and ComEd to pay up to $500 million in dividends out of additional paid-in capital, provided that Exelon agreed not to pay dividends out of paid-in capital after December 31, 2002 if its common equity is less than 30% of its total capitalization. At December 31, 2001, Exelon had retained earnings of $1.2 billion, which includes ComEd retained earnings of $257 million, PECO retained earnings of $270 million and Generation retained earnings of $471 million. Exelon is also limited by order of the SEC under PUHCA to an aggregate investment of $4 billion in exempt wholesale generators (EWGs) and foreign utility companies (FUCOs). Exelon requested, and the SEC reserved jurisdiction over, an additional $1.5 billion in EWGs and FUCOs.
     During 2001, Exelon loaned Sithe $150 million, which was repaid by Sithe in December of 2001 from the proceeds of a bank borrowing. In connection with that bank borrowing, Exelon provided the lenders with a support letter confirming its investment in Sithe and Exelon's agreement to maintain a positive net worth of Sithe. Sithe's net worth is expected to remain positive for the forseeable future and accordingly this agreement is not reflected in the following Contractual

Obligations and Commercial Commitments discussion. This agreement does not guarantee any debt or obligation of Sithe. During 2001, Sithe paid Exelon $2 million in interest on the loan.

Contractual Obligations and Commercial Commitments
Exelon's contractual obligations as of December 31, 2001 representing cash obligations that are considered to be firm commitments are as follows:

                                                                          Payment due within
                                                    ----------------------------------------     Due after
(in millions)                           Total         1 Year     2-3 Years         4-5 Years       5 Years
------------------------------------------------------------------------------------------------------------
Long-Term Debt                       $  14,411      $  1,406      $  2,287          $  2,576       $ 8,142
Short-Term Debt                            360           360            --                --            --
Operating Leases                           990            82           152               128           628
Purchase Obligations                    12,192         1,695         3,173             1,346         5,978
Spent Nuclear Fuel Obligation              843            --            --                --           843
Acquisition of TXU Generating
   Stations                                443           443            --                --            --
------------------------------------------------------------------------------------------------------------
Total Contractual Obligations        $  29,239      $  3,986      $  5,612          $  4,050       $15,591
============================================================================================================

For additional information about
     - long-term debt see Note 14 of the Notes to Consolidated Financial Statements
     - short-term debt see Note 13 of the Notes to Consolidated Financial Statements
     - operating leases see Note 20 of the Notes to Consolidated Financial Statements
     - purchase obligations see Note 20 of the Notes to Consolidated Financial Statements
     - the TXU acquisition see Note 20 of the Notes to Consolidated Financial Statements
     - the spent nuclear fuel obligation see Note 12 of the Notes to Consolidated Financial Statements

Exelon has an obligation to decommission its nuclear power plants. Exelon's current estimate of decommissioning costs for its owned nuclear plants is $7.2 billion in current year (2002) dollars. Nuclear decommissioning activity occurs primarily after the plants retirement and is currently estimated to begin in 2045. At December 31, 2001 the decommissioning liability, which is recorded over the life of the plant, recorded in Accumulated Depreciation and Deferred Credits and Other Liabilities on Exelon's Consolidated Balance Sheets was $2.7 billion and $1.3 billion, respectively. In order to fund future decommissioning costs, Exelon held $3.2 billion of investments in trust funds which are included as Investments in Exelon's Consolidated Balance Sheets and include net unrealized and realized gains.
     Exelon's commercial commitments as of December 31, 2001 representing commitments triggered by future events, including obligations to make payment on behalf of other parties as well as financing arrangements to secure obligations of Exelon, are as follows:

                                                                           Expiration within
                                                     ---------------------------------------         After
(in millions)                               Total     1 Year     2-3 Years         4-5 Years       5 Years
------------------------------------------------------------------------------------------------------------
Available Lines of Credit (a)          $    1,500    $ 1,500       $    --          $     --      $     --
Letters of Credit (non-debt) (b)               38         37             1                --            --
Letters of Credit (Long-Term Debt) (c)        427        122           305                --            --
Insured Long-Term Debt (d)                    154         --           154                --            --
Guarantees (e)                              1,410        218           310                --           882
------------------------------------------------------------------------------------------------------------
Total Commercial Commitments           $    3,529    $ 1,877       $   770          $     --      $    882
============================================================================================================

(a)  Lines of Credit - Exelon,  along with ComEd,  PECO,  and  Generation,  maintain a $1.5 billion  364-day credit facility to support  commercial paper  issuances.  At December 31, 2001, there are no borrowings against the credit facility.  Additionally,  at December 31, 2001, there was $360 million of commercial paper outstanding.
(b)  Letters of Credit  (non-debt) - Exelon and certain of its  subsidiaries  maintain  non-debt  letters of credit to provide credit support for certain transactions as requested by third parties.
(c)  Letters  of  Credit  (Long-Term  Debt) -  Direct-pay  letters  of  credit  issued  in  connection  with variable-rate  debt in order to provide  liquidity in the event that it is not possible to remarket all of the debt as required  following  specific events,  including changes in the basis of determining the interest rate on the debt.
(d)  Insured  Long-Term Debt - Borrowings that have been  credit-enhanced  through the purchase of insurance coverage equal to the amount of principal outstanding plus interest.
(e)  Guarantees - Provide support for lines of credit, performance contracts, surety bonds, energy marketing contracts, nuclear insurance, and leases as required by third parties.

Off Balance Sheet Obligations
Generation owns 49.9% of the outstanding common stock of Sithe and has an option, beginning on December 18, 2002, to purchase the remaining common stock outstanding (Remaining Interest) in Sithe. The purchase option expires on December 18, 2005. In addition, the Sithe stockholders who own in the aggregate the Remaining Interest have the right to require Generation to purchase the Remaining Interest (Put Rights) during the same period in which Generation can exercise its purchase option. At the end of this exercise period, if Generation has not exercised its purchase option and the other Sithe stockholders have not exercised their Put Rights, Generation will have an additional one-time option to purchase shares from the other stockholders in Sithe to bring Generation's ownership in Sithe from the current 49.9% to 50.1% of Sithe's total outstanding common stock.
     If Generation exercises its option to acquire the Remaining Interest, or if all the other Sithe stockholders exercise their Put Rights, the purchase price for 70% of the Remaining Interest will be set at fair market value subject to a floor of $430 million and a ceiling of $650 million. The balance of the Remaining Interest will be valued at fair market value without being subject to floor or ceiling prices. In either instance, interest shall accrue from the beginning of the exercise period.
     If Generation increases its ownership in Sithe to 50.1% or more, Sithe will become a consolidated subsidiary and Exelon's financial results will include Sithe's financial results from the date of purchase. At December 31, 2001, Sithe had total assets of $4.2 billion and long-term debt of $2.3 billion, including $2.1 billion of non-recourse project debt, and excluding $107 million of non-recourse project debt associated with Sithe's equity investments. For the year ended December 31, 2001 Sithe had revenues of $1 billion. As of December 31, 2001 Exelon had a $725 million equity investment in Sithe.
     Additionally, the debt on the books of Exelon's unconsolidated equity investments and joint ventures is not reflected on Exelon's Consolidated Balance Sheets. Total investee debt, including the debt of Sithe described in the preceding paragraph, is currently estimated to be $2.4 billion ($1.2 billion based on Exelon's ownership interest of the investments).
     Generation and British Energy, Generation's joint venture partner in AmerGen, have each agreed to provide up to $100 million to AmerGen at any time for operating expenses.

Other Factors

In 2001, Exelon adopted a cash balance pension plan. All management and electing union employees who joined Exelon or one of its participating subsidiaries during 2001 became participants in the plan. Management employees who were active participants in Exelon's previous qualified defined benefit plans at December 31, 2000 and are employed by Exelon on January 1, 2002 will be given a choice to convert to the cash balance plan. Participants in the cash balance plan, unlike participants in the other defined benefit plans, may request a lump-sum cash payment upon employee termination which may result in increased cash requirements from pension plan assets. Exelon may be required to increase future funding to the pension plan as a result of these increased cash requirements.
     Due to the performance of the United States debt and equity markets in 2001, the value of assets held in trusts to satisfy the obligations of pension and postretirement benefit plans and the eventual nuclear generating station decommissioning has decreased. Also, as a result of the Merger and corporate restructuring, there was a larger than average number of employees taking advantage of retirement benefits in 2001. These factors may also result in additional future funding requirements of the pension and postretirement benefit plans. Contributions to the nuclear decommissioning trust funds of $112 million offset net losses of $109 million, resulting in a 2% increase in the decommissioning trust funds balance at December 31, 2001 compared to December 31, 2000. Exelon believes that the amounts being recovered from customers through electric rates along with the earnings on the trust funds will be sufficient to fund its decommissioning obligations. For additional information about nuclear decommissioning see Notes 1 and 12 of the Notes to Consolidated Financial Statements.

Quantitative and Qualitative Disclosures About Market Risk

Exelon is exposed to market risks associated with commodity price, credit, interest rates and equity prices. The inherent risk in market sensitive instruments and positions is the potential loss arising from adverse changes in commodity prices, counterparty credit, interest rates and equity security prices. Exelon's corporate Risk Management Committee (RMC) sets forth risk management philosophy and objectives through a corporate policy, and establishes procedures for risk assessment, control and valuation, counterparty credit approval, and the monitoring and reporting of derivative activity and risk exposures. The RMC is chaired by Exelon's chief risk officer and includes the chief financial officer, general counsel, treasurer, vice president of corporate planning and officers from each of the business units. The RMC reports to the board of directors on the scope of Exelon's derivative activities.

Commodity Price Risk
Commodity price risk is associated with market price movements resulting from excess or insufficient generation, changes in fuel costs, market liquidity and basis. Trading activities and non-trading marketing activities include the purchase and sale of electric capacity and energy and fossil fuels, including oil, gas and coal. The availability and prices of energy and energy-related commodities are subject to fluctuations due to factors such as weather, environmental policies, changes in supply and demand, state and federal regulatory policies and other events.

Marketing (non-trading) activities To the extent Exelon's generation supply, (either owned or contracted) is in excess of its obligations to customers, including ComEd and PECO's retail load, that available electricity is sold into the wholesale markets. To reduce price risk caused by market fluctuations, Exelon enters into derivative contracts, including forwards, futures, swaps, and options with approved counterparties to hedge Exelon's anticipated exposures. Market price risk exposure is the risk of a change in the value of unhedged positions. Exelon expects to maintain a minimum 80% hedge ratio in 2002 for its energy marketing portfolio. This hedge ratio represents the percentage of Exelon's forecasted aggregate annual generation supply that is committed to firm sales, including sales to Energy Delivery's retail load. The hedge ratio is not fixed and will vary from time to time depending upon market conditions, demand and volatility. Absent any opportunistic efforts to mitigate market price exposure, the estimated market price exposure for the non-trading portfolio associated with a ten percent reduction in the average around-the-clock market price of electricity is an approximate $100 million decrease in net income, or approximately $0.30 per share. This sensitivity, which is consistent with prior guidance, assumes an 80% hedge ratio, and that price changes occur evenly throughout the year and across all markets. The sensitivity also assumes a static portfolio. Exelon expects to actively manage its portfolio to mitigate the market price exposure. Actual results could differ depending on the specific timing of, and markets affected by, the price changes, as well as future changes in Exelon's portfolio.

Trading activities Exelon began to use financial contracts for trading purposes in the second quarter of 2001. The trading activities were entered into as a complement to Exelon's energy marketing portfolio and represent a very limited portion of Exelon's overall energy marketing activities. For example, the limit on open positions in electricity for any forward month represents less than 5% of the owned and contracted supply of electricity. The trading portfolio is planned to grow modestly in 2002, subject to stringent risk management limits and policies, including volume, stop-loss and value-at-risk limits to manage exposure to market risk. A value-at-risk (VAR) model is used to assess the market risk associated with financial derivative instruments entered into for trading purposes. VAR represents the potential gains or losses for instruments or portfolios due to changes in market factors, for a specified time period and confidence level. The measured VAR as of December 31, 2001, using a Monte Carlo model with a 95% confidence level and assuming a one-day time horizon was approximately $800,000. The measured VAR represents an estimate of the potential change in value of Exelon's portfolio of trading related financial derivative instruments. These estimates, however, are not necessarily indicative of actual results, which may differ due to the fact that actual market rate fluctuations may differ from forecasted fluctuations and due to the fact that the portfolio may change over the holding period.

     Exelon's energy contracts are accounted for under SFAS No. 133. Most non-trading contracts qualify for a normal purchases and normal sales exception. Those that do not are recorded as assets or liabilities on the balance sheet at fair value. Changes in the fair value of qualifying hedge contracts are recorded in Other Comprehensive Income, and gains and losses are recognized in earnings when the underlying transaction occurs. Changes in the fair value of derivative contracts that do not meet hedge criteria under SFAS No. 133 and the ineffective portion of hedge contracts are recognized in earnings on a current basis. Outlined below is a summary of the changes in fair value for those contracts included as assets and liabilities in the Consolidated Balance Sheet for the year ended December 31, 2001:

(in millions)                                                                      Non-trading        Trading
-------------------------------------------------------------------------------------------------------------
Fair value of contracts outstanding as of January 1, 2001
  (reflects the adoption of SFAS No. 133)                                          $       (7)     $      -
    Change in fair value during 2001:
       Contracts settled during year                                                       87             7
       Mark-to-market gain/(loss)                                                          (2)            7
------------------------------------------------------------------------------------------------------------
    Total change in fair value                                                             85            14
------------------------------------------------------------------------------------------------------------
Fair value of contracts outstanding at December 31, 2001                           $       78      $     14
============================================================================================================

The total change in fair value during 2001 is reflected in the 2001 financial statements as follows:

                                                                                  Non-trading        Trading
------------------------------------------------------------------------------------------------------------
Mark-to-market gain/(loss) on non-qualifying hedge contracts or
    hedge ineffectiveness reflected in earnings                                    $       16      $     14
Mark-to-market gain/(loss) on hedge contracts reflected in
    Other Comprehensive Income                                                             69            --
------------------------------------------------------------------------------------------------------------
Total change in fair value                                                         $       85      $     14
============================================================================================================

The majority of Exelon's contracts are non-exchange traded contracts valued using prices provided by external sources, which primarily represent price quotations available through brokers or over-the-counter, on-line exchanges. Prices reflect the average of the bid-ask midpoint prices obtained from all sources that Exelon believes provide the most liquid market for the commodity. The terms for which such price information is available varies by commodity, by region and by product. The remainder of the assets represent contracts for which external valuations are not available, primarily option contracts. These contracts are valued using the Black model, an industry standard option valuation model and other valuation techniques. The fair values in each category reflect the level of forward prices and volatility factors as of December 31, 2001 and may change as a result of future changes in these factors. The maturities of the net energy trading and non-trading assets and sources of fair value as of December 31, 2001 are as follows:

                                                                               Maturities within
                                                            ------------------------------------   Total Fair
(in millions)                                                  1 Year     2-3 Years    4-5 Years        Value
-------------------------------------------------------------------------------------------------------------
Non-trading:
Actively quoted prices                                      $      --    $       --   $      --   $      --
Prices provided by other external sources                          36            50          --          86
Prices based on model or other valuation methods                   (4)            2          (6)         (8)
------------------------------------------------------------------------------------------------------------
  Total                                                     $      32    $       52   $      (6)  $      78
============================================================================================================

Trading:
Actively quoted prices                                      $      --    $       --   $      --   $      --
Prices provided by other external sources                          10             4          --          14
Prices based on model or other valuation methods                   --            --          --          --
------------------------------------------------------------------------------------------------------------
  Total                                                     $      10    $        4   $      --   $      14
============================================================================================================

Management uses its best estimates to determine the fair value of commodity and derivative contracts it holds and sells. These estimates consider various factors including closing exchange and over-the-counter price quotations, time value, volatility factors, and credit exposure. However, it is possible that future market prices could vary from those used in recording assets and liabilities from energy marketing and trading activities, and such variations could be material.

Credit Risk
ComEd and PECO are each obligated to provide service to all electric customers within their respective franchised territories. As a result, ComEd and PECO each have a broad customer base. For the year ended December 31, 2001, ComEd's ten largest customers represented approximately 3% of its retail electric revenues and PECO's ten largest customers represented approximately 10% of its retail electric revenues. Credit risk for Energy Delivery is managed by each company's credit and collection policies, which are consistent with state regulatory requirements.
     Generation has credit risk associated with counterparty performance which includes but is not limited to the risk of financial default or slow payment. Counterparty credit risk is managed through established policies, including establishing counterparty credit limits, and in some cases, requiring deposits and letters of credit to be posted by certain counterparties. Generation's counterparty credit limits are based on a scoring model that considers a variety of factors, including leverage, liquidity, profitability, credit ratings and risk management capabilities. Generation has entered into master netting agreements with the majority of its large counterparties, which reduce exposure to risk by providing for the offset of amounts payable to the counterparty against the counterparty receivables.
     Generation participates in the five established, real-time energy markets, which are administered by independent system operators (ISOs): Pennsylvania, New Jersey, Maryland, LLC (PJM), which is in the Mid-Atlantic Area Council region:
New England and New York, which are both in the Northeast Power Coordinating Council region, California, which is in the Western Systems Coordinating Council region and Texas, which is administered by the Electric Reliability Council of Texas. Approximately one-half of Generation's transactions, on a megawatthour basis, were made in these markets. In these areas, power is traded through bilateral agreements between buyers and sellers and on the spot markets which are operated by the ISOs. In areas where there is no spot market, electricity is purchased and sold solely through bilateral agreements. For sales into the spot markets administered by the ISOs, the ISO maintains financial assurance policies that are established and enforced by those administrators. The credit policies of the ISO's may under certain circumstances require that losses arising from the default of one member on spot market transactions be shared by the remaining participants. Non-performance or non-payment by a major counterparty, could result in a material adverse impact on Exelon's financial condition, results of operations or net cash flows.
     Exelon's balance sheet includes a $427 million net investment in a direct financing lease as of December 31, 2001. The investment in direct financing leases represents future minimum lease payments due at the end of the thirty year life of the lease of $1,492 million, less unearned income of $1,065 million. The future minimum lease payments are supported by collateral and credit enhancement measures including letters of credit, surety bonds and credit swaps issued by high credit quality financial institutions.

Interest Rate Risk
Exelon uses a combination of fixed rate and variable rate debt to reduce interest rate exposure. Interest rate swaps may be used to adjust exposure when deemed appropriate based upon market conditions. Exelon also utilizes forward-starting interest rate swaps and treasury rate locks to lock in interest rate levels in anticipation of future financing. These strategies are employed to maintain the lowest cost of capital. As of December 31, 2001, a hypothetical 10% increase in the interest rates associated with variable rate debt would result in an $1 million decrease in pre-tax earnings for 2002.
     Exelon has entered into interest rate swaps to manage interest rate exposure associated with the floating rate series of transition bonds issued to securitize PECO's stranded cost recovery and with a $235 million fixed-rate obligation of ComEd. In December 2001, Exelon entered into forward-starting interest rate swaps, with an aggregate notional amount of $250 million in anticipation of the issuance of debt at ComEd in the first quarter of 2002. At December 31, 2001, these interest rate swaps had an aggregate fair market value exposure of $21 million based on the present value difference between the contract and market rates at December 31, 2001.

     The aggregate fair value exposure of the interest rate swaps that would have resulted from a hypothetical 50 basis point decrease in the spot yield at December 31, 2001 is estimated to be $34 million. If these derivative instruments had been terminated at December 31, 2001, this estimated fair value represents the amount that would be paid by Exelon to the counterparties.
     The aggregate fair value exposure of the interest rate swaps that would have resulted from a hypothetical 50 basis point increase in the spot yield at December 31, 2001 is estimated to be $11 million. If these derivative instruments had been terminated at December 31, 2001, this estimated fair value represents the amount to be paid by Exelon to the counterparties.

Equity Price Risk
Exelon maintains trust funds, as required by the Nuclear  Regulatory  Commission
(NRC), to fund certain costs of decommissioning its nuclear plants. As of December 31, 2001, these funds are reflected at fair value on Exelon's Consolidated Balance Sheets. The mix of securities is designed to provide returns to be used to fund decommissioning and to compensate for inflationary increases in decommissioning costs. However, the equity securities in the trusts are exposed to price fluctuations in equity markets, and the value of fixed rate, fixed income securities are exposed to changes in interest rates. Exelon actively monitors the investment performance and periodically reviews asset allocation in accordance with Exelon's nuclear decommissioning trust fund investment policy. A hypothetical 10% increase in interest rates and decrease in equity prices would result in a $204 million reduction in the fair value of the trust assets.

Critical Accounting Policies

The preparation of financial statements in conformity with Generally Accepted Accounting Principles requires that management apply accounting policies and make estimates and assumptions that affect results of operations and the reported amounts of assets and liabilities in the financial statements. The following areas represent those that management believes are particularly important to the financial statements and that require the use of estimates and assumptions to describe matters that are inherently uncertain:

Accounting for Derivative Instruments
Exelon uses derivative financial instruments primarily to manage its commodity price and interest rate risks. Derivative financial instruments are accounted for under SFAS No. 133. Accounting for derivatives continues to evolve through guidance issued by the Derivatives Implementation Group (DIG) of the Financial Accounting Standards Board. To the extent that changes by the DIG modify current guidance, including the normal purchases and normal sales determination, the accounting treatment for derivatives may change.

Energy Contracts To manage its utilization of generation supply (including owned and contracted assets), Exelon enters into contracts to purchase or sell electricity, fossil fuels, and ancillary products such as transmission rights and congestion credits, and emission allowances. These energy marketing contracts are considered derivatives under SFAS 133 unless a determination is made that they qualify for a SFAS No. 133 normal purchases and normal sales exclusion. If the exclusion applies, those contracts are not marked-to-market and are not reflected in the financial statements until delivery occurs.
     The availability of the normal purchases and normal sales exclusion to specific contracts is based on a determination that excess generation is available for a forward sale and similarly a determination that at certain times generation supply will be insufficient to serve load. This determination is based on internal models that forecast customer demand and generation supply. The models include assumptions regarding customer load growth rates, which are influenced by the economy, weather and the impact of customer choice, and generating unit availability, particularly nuclear generating unit capability factors. The critical assumptions used in the determination of normal purchases and normal sales are consistent with assumptions used in the general corporate planning process.

     Energy contracts that are considered derivatives may be eligible for designation as hedges. If a contract is designated as a hedge, the change in its market value is generally deferred as a component of other comprehensive income until the transaction it is hedging is completed. Conversely, the change in the market value of derivatives not designated as hedges is recorded in current period earnings. To qualify as a cash flow hedge, the fair value changes in the derivative must be expected to offset 80%-120% of the changes in fair value or cash flows of the hedged item. The effectiveness of an energy contract designated as a hedge is determined by internal models that measure the statistical correlation between the derivative and the associated hedged item.
     When external quoted market prices are not available, Exelon utilizes the Black model, a standard industry valuation model to determine the fair value of energy derivative contracts marked to market. The valuation model uses volatility assumptions relating to future energy prices based on specific energy markets and utilizes externally available forward market price curves.

Interest Rate Derivatives Exelon utilizes derivatives to manage its exposure to fluctuation in interest rates related to outstanding variable rate debt instruments and planned future debt issuances as well as exposure to changes in the fair value of outstanding debt that is planned for early retirement. Hedge accounting is used for all interest rate derivatives to date based on the probability of the transaction and the expected highly effective nature of the hedging relationship between the interest rate swap contract and the interest payment or changes in fair value of the hedged debt. Dealer quotes are available for all of Exelon's interest rate swap agreement derivatives.

Regulatory  Assets and  Liabilities
Regulatory assets represent incurred costs that have been deferred because they are probable of future recovery in customer rates. Regulatory liabilities represent previous collections from customers to fund costs which have not yet been incurred.
     Both ComEd and PECO are currently subject to rate freezes that limit the opportunity to recover increased costs and the costs of new investment in facilities through rates during the rate freeze period. Current rates include the recovery of Exelon's existing regulatory assets. Exelon continually assesses whether the regulatory assets are probable of future recovery by considering factors such as applicable regulatory environment changes, recent rate orders to other regulated entities in the same jurisdiction, and the status of any pending or potential deregulation legislation. If future recovery of costs ceases to be probable the assets would be required to be recognized in current period earnings.

Nuclear Decommissioning
Exelon's current estimate of its nuclear facilities' decommissioning cost is $7.2 billion in current year (2002) dollars. Calculating this estimate involves significant assumptions with respect to the expected increases in decommissioning costs relative to general inflation rates, changes in the regulatory environment or regulatory requirements, and the timing of decommissioning. The estimated service life of the nuclear station is also a significant assumption because decommissioning costs are generally recognized over the life of the generating station. Cost estimates for decommissioning Exelon's nuclear facilities have been prepared by an independent engineering firm and reflect currently existing regulatory requirements and available technology. Nuclear station service lives, over which the decommissioning costs are recognized, were extended by 20 years in 2001. The life extension is subject to NRC approval of an extension of existing NRC operating licenses, which generally are 40 years. The obligation for decommissioning currently operating plants is recorded in accumulated depreciation consistent with industry practice. As discussed in New Accounting Pronouncements, this accounting will be affected by the adoption of SFAS No. 143, "Asset Retirement Obligations" (SFAS No. 143) effective January 1, 2003. See Notes 1 and 12 of the Notes to the Consolidated Financial Statements for further information regarding the accounting for decommissioning.

Unbilled Energy Revenues
Revenues related to the sale of energy are generally recorded when service is rendered or energy is delivered to customers. However, the determination of the energy sales to individual customers is based on the reading of their meters which are read on a systematic basis throughout the month. At the end of each month, amounts of energy delivered to customers since the date of the last meter reading are estimated and the corresponding unbilled revenue is estimated. This unbilled revenue is estimated each month based on daily generation volumes, estimated customer usage by class, line losses and applicable customer rates based on regression analyses reflecting significant historical trends and experience. Customer accounts receivable as of December 31, 2001 include unbilled energy revenues of $361 million.

Contract Accounting
Enterprises recognizes contract revenue and profits on certain long-term fixed-price contracts by the percentage-of-completion method of accounting. In determining the amount of revenue to recognize Exelon is required to estimate the total costs and profits expected to be recorded under the contract over its contract term, and the recoverability of costs related to change orders. Changes in these estimates could result in the recognition of differences in earnings.

Environmental Costs
As of December 31, 2001 Exelon had accrued liabilities of $156 million for environmental investigation and remediation costs. The liabilities are based upon estimates with respect to the number of sites for which Exelon will be responsible, the scope and cost of work to be performed at each site, the portion of costs that will be shared with other parties and the timing of the remediation work. Where timing and amounts of expenditures can be reliably estimated, amounts are discounted. Where timing and amounts cannot be reliably estimated, a range is estimated and the low end of the range is recognized on an undiscounted basis. Estimates can be affected by factors including future changes in technology, changes in regulations or requirements of local governmental authorities and actual costs of disposal.

Outlook

Changes in the Utility Industry
The electric utility industry in the United States remains in transition. It is moving from a fully regulated industry, consisting primarily of integrated companies combining generation, transmission and distribution, to competitive wholesale generation markets with continuing regulation of transmission and distribution. The transition has resulted in substantial disposition of generating assets by formerly integrated companies, the creation of separate, and in some cases, stand alone, generating companies and consolidation. During 2001, however, the pace of transition slowed. This slowdown was due primarily to public and governmental reactions to issues associated with deregulation efforts in California and the collapse of the wholesale electricity market in California.
     At the Federal level, the FERC remains committed to the development of wholesale generation markets. Although its proposal for the development of large regional transmission organizations (RTOs) to facilitate markets has been delayed, it is planning an initiative to standardize wholesale markets in the United States. At the state level, concerns raised by the California experiences have stalled new retail competition initiatives and slowed the separation of generation from regulated transmission and distribution assets.
     Exelon believes that the transition in the electric utility industry will continue, albeit at a slower pace than previously, particularly at the state level. This slower transition will be reflected in reduced industry consolidation in the near term and reduced disaggregation of regulated to unregulated services. These uncertainties may limit opportunities for Exelon to pursue its plans to expand its generation portfolio.
     Exelon also believes that competition for electric generation services has created new risks and uncertainties in the industry. Some of these risks were clearly illustrated in California - the risks of inadequate generation, having load obligations without owning generation, and price volatility. The situation in California also illustrated the need for additional infrastructure to support competitive markets. The uncertainties include future prices of generation services in both the wholesale and retail markets, supply and demand volatility, and changes in customer profiles that may impact margins on various electric service offerings. These uncertainties create additional risk for participants in the industry, including Exelon, and may result in increased volatility in operating results from year to year.

Energy Delivery
Exelon believes that its energy delivery business will provide a significant and steady source of earnings for investment in growth opportunities. Exelon's primary goals for its energy delivery companies, ComEd and PECO, are to deliver reliable service, to improve customer service and to sustain productive regulatory relationships. Achieving these goals is expected to maximize the value of Exelon's energy delivery assets.
     Under restructuring regulations adopted at the Federal and state levels, the role of electric utilities in the supply and delivery of energy is changing. Energy Delivery continues to be obligated to provide reliable delivery systems under cost-based rates. It remains obligated, as a provider of last resort, to supply generation service during the transition period to a competitive supply marketplace to customers who do not or cannot choose an alternate supplier. Retail competition for generation services has resulted in reduced revenues from regulated rates and the sale of increasing amounts of energy at market-based rates.
     Energy Delivery's revenues will be affected by rate reductions and rate freezes currently in effect at ComEd and PECO. The rate freezes limit Energy Delivery's ability to recover increased expenses and the costs of investments in new transmission and distribution facilities through rates. As a result, Energy Delivery's future results of operations will be dependent on its ability:

- to deliver electricity and, in the case of PECO, gas, to its customers cost-effectively, particularly in light of the current caps on rates and ComEd capital expenditure requirements,
- to realize cost savings from the Merger and synergies to offset increased costs on new investments and inflation while its delivery rates are capped and,
-    to manage its provider of last resort responsibilities.

     ComEd's results of operations will be affected by a legislatively mandated 5% residential base rate reduction that became effective in October 2001, a base rate freeze that will remain generally effective until at least January 1, 2005 and the collection of transition charges through at least 2006. PECO's results of operations will be affected by agreed-upon rate reductions of $200 million, in aggregate, for the period 2002 through 2005 and caps (subject to limited exceptions for significant increases in Federal or state taxes or other significant changes in law or regulation that do not allow PECO to earn a fair rate of return) on its transmission and distribution rates through December 31, 2006 as a result of settlements previously reached with the PUC.
     ComEd's obligations to make capital expenditures, combined with the rate freeze, could affect its earnings during the rate freeze period. ComEd is obligated to make capital expenditures with respect to its transmission and distribution system, including defined projects within the City of Chicago
(City) as a result of a settlement agreement with the City and at least $2 billion during the period 1999 through 2004 on transmission and distribution facilities outside of the City as a result of Illinois legislation. Given ComEd's commitments to improve the reliability of its transmission and distribution system, ComEd expects that its capital expenditures will exceed depreciation on its rate base assets through at least 2002. The base rate freeze will generally preclude rate recovery on and of those investments prior to January 1, 2005. Unless ComEd can offset the additional carrying costs against cost savings, its return on investment may be reduced during the period of the rate freeze and until rate increases are approved authorizing a return of and on this new investment.
     PECO's results will be affected by annual increases in amortization of its stranded cost recovery through 2010. PECO has been authorized to recover stranded costs of $5.3 billion ($4.9 billion of unamortized costs at December 31, 2001) over a twelve-year period ending December 31, 2010 with a return on the unamortized balance of 10.75%. In 2001, revenue attributable to stranded cost recovery was $797 million and is scheduled to increase to $932 million by 2010, the final year of stranded cost recovery. Amortization of PECO's stranded cost recovery, which is a regulatory asset, is included in depreciation and amortization. The amortization expense for 2001 was $271 million and will increase to $879 million by 2010.
     A substantial portion of Energy Delivery's customers have the right to choose their electricity suppliers. All of ComEd's non-residential customers have this right, and all of its residential customers will have this right as of May 1, 2002. All of PECO's retail customers have this right. At December 31, 2001, approximately 21% of ComEd's small commercial and

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

industrial load, and 42% of its large commercial and industrial load were purchasing their electric energy from an alternative electric supplier or chose the purchase power option, and approximately 28% of PECO's residential load, 6% of its small commercial and industrial load and 5% of its large commercial and industrial load were purchasing generation service from an alternate supplier.
     Provider of last resort (POLR) obligations refer to the obligation of a utility to provide generation services (i.e., power and energy) to those customers who do not take service from an alternative generation supplier or who choose to come back to the utility after taking service from an alternative supplier. Because the choice lies with the customer, these obligations make it difficult for the utility to predict and plan for the level of customers and associated energy demand. If these obligations remain unchanged, the utility could be required to maintain reserves sufficient to serve 100% of the service territory load at a tariffed rate on the chance that customers who switched to new suppliers decide to come back to the utility as a "last resort" option. A significant over or under estimation of such reserves may cause commodity price risks for suppliers. Both ComEd and PECO have entered into long-term agreements with Generation to procure their power needs and achieve some certainty during the next several years with respect to these obligations. ComEd's agreement allows it to obtain sufficient power at fixed rates. PECO's agreement allows it to obtain sufficient power at the rates it is allowed to charge to serve customers who do not choose alternate generation suppliers.
     In Illinois, utilities are required to offer bundled rates frozen at levels established prior to restructuring legislation until January 2005. The provider of last resort issue requires resolution in the near term, as the answer will affect pricing, competitive market development and planning by utilities, alternate suppliers and customers. ComEd has made an informal proposal, regarding its future provider of last resort obligations. The proposal seeks to balance the desire for a reliable supply of electricity at a reasonable price with more price certainty for smaller customers, such as residential customers, while continuing to develop a functioning competitive wholesale market for generation services. The proposal offers large customers a default power and energy offering at spot market rates, thereby freeing the utility from maintaining a long-term portfolio and making that capacity available to alternative suppliers. The proposal affords certainty of supply for large customers, but not price certainty. Recognizing that small customers may not yet have the same competitive options as large customers, the proposal offers small customers both supply and price certainty, protecting those customers from market volatility. The proposal would require regulatory action in order to become effective, and no assurance can be provided as to the timing of such action or the ultimate result of such action.
     PECO's rates for generation services are generally capped through December 2010. Accordingly, the provider of last resort issue for PECO also requires resolution, but in a longer timeframe.

Transmission. Energy Delivery provides wholesale transmission service under rates established by FERC. FERC has used its regulation of transmission to encourage competition for wholesale generation services and the development of regional structures to facilitate regional wholesale markets. In December 1999, FERC issued Order No. 2000 (Order 2000) requiring jurisdictional utilities to file a proposal to form a regional transmission organization (RTO) or, alternatively, to describe efforts to participate in or work toward participating in an RTO or explain why they were not participating in an RTO. Order 2000 is generally designed to separate the governance and operation of the transmission system from generation companies and other market participants.
     In response to Order 2000, ComEd and several other utilities filed a business plan in August 2001 with FERC describing the creation of Alliance Transmission Company, LLC (Alliance Transco or Alliance) as an independent, for-profit transmission company. In connection with the process leading to the FERC filing, ComEd issued a non-binding declaration of intent to divest to Alliance Transco transmission facilities having a gross book value in excess of $1 billion. In a related action, ComEd entered into a non-binding memorandum of understanding with National Grid USA (National Grid), the proposed manager of Alliance Transco, setting forth general principles relating to the divestiture and Alliance Transco as a basis for further discussion.
     On December 20, 2001, FERC issued several orders relating to RTOs operating in the Midwest. In those orders, FERC, among other things, approved Midwest Independent Transmission System Operator, Inc. (MISO) as an RTO and found that Alliance Transco lacked sufficient scope to be a stand-alone RTO. FERC also
directed   the  Alliance   participants   to  explore  with  the  MISO  how  the

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

participants' business plan can be accommodated with the MISO operational framework and dismissed the business plan filed in August 2001 by the Alliance participants. In addition, FERC determined that National Grid is not a market participant within the meaning of Order 2000 and, thus, is eligible to become the managing member of Alliance Transco if that entity is formed. FERC further directed the Alliance participants to file a statement of their plans to join an RTO, including timeframes, within 60 days. As a result of the FERC orders, representatives of ComEd and the other Alliance participants are exploring various RTO participation options and are meeting with representatives of MISO to explore how the Alliance Transco may operate under the MISO.
     The Alliance participants, including ComEd, filed their discussions with MISO at the FERC in February 2002, noting progress as to some issues, but also noted negotiations were ongoing. The Alliance participants also noted that they were exploring the possibility of filing their business plan within an RTO other than MISO.
     PECO provides regional transmission service pursuant to a regional open-access transmission tariff filed by it and the other transmission owners who are members of PJM. PJM is a power pool that integrates, through central dispatch, the generation and transmission operations of its member companies across a 50,000 square mile territory. Under the PJM tariff, transmission service is provided on a region-wide, open-access basis using the transmission facilities of the PJM members at rates based on the costs of transmission service. PJM's Office of Interconnection is the ISO for PJM (PJM ISO) and is responsible for operation of the PJM control area and administration of the PJM open-access transmission tariff. PECO and the other transmission owners in PJM have turned over control of their transmission facilities to the PJM ISO. The PJM ISO and the transmission owners who are members of PJM, including PECO, have filed with FERC for approval of PJM as an RTO. FERC has conditionally approved the PJM RTO.

Generation
Exelon believes that its generation and energy marketing business will be the primary growth vehicle in the near term. Exelon's generation strategy is to develop a national generation portfolio with fuel and dispatch diversity, to recognize the cost savings and operational benefits of owning and operating substantial generating capacity and to optimize the value of Exelon's low-cost generating capacity through energy marketing expertise.
     Generation competes nationally in the wholesale electric generation markets on the basis of price and service offerings, utilizing its generation portfolio to assure customers of energy deliverability. Generation's generating capacity is primarily located in the Midwest, Mid-Atlantic and Northeast regions. Generation owns a 50% interest in AmerGen and a 49.9% interest in Sithe. Generation has agreed to supply ComEd and PECO with their respective load requirements for customers through 2006 and 2010, respectively. Longer term, ComEd and PECO supply requirements will be significantly impacted by the resolution of their POLR obligations and the extent of retail customer switching. Generation's future results will be impacted by these uncertainties and in turn, their impact on power purchase agreements with others, including Midwest Generation. Generation has also contracted with Exelon Energy, the competitive retail energy services subsidiary of Enterprises, to meet its load requirements pursuant to its competitive retail generation sales agreements. In addition, Generation has contracts to sell energy and capacity to third parties. To the extent that Generation's resources exceed its contractual commitments, it markets these resources on a short-term basis or sells them in the spot market.
     Generation's future results of operations are dependent upon its ability to operate its generating facilities efficiently to meet its contractual commitments and to sell energy services in the wholesale markets. A substantial portion of Generation's capacity, including all of the nuclear capacity, is base load generation designed to operate for extended periods of time at low marginal costs. Nuclear generation is currently the most cost effective way for Generation to meet its commitments for sales to Energy Delivery and other utilities. During 2001, the nuclear generating fleet, including AmerGen operated at a 94.4% weighted average capacity factor. To cost effectively meet its long-term commitments to provide energy, including its commitment to meet the provider of last resort load obligations of ComEd and PECO, Generation must consistently operate its nuclear generating facilities at high capacity factors. Generation's planned nuclear capacity factor for 2002 is 91%. Failure to achieve this capacity level would require Generation to contract or purchase in the spot market more expensive energy to meet these commitments. Because of Generation's reliance on nuclear facilities, any changes in regulations by the NRC requiring additional investments or resulting in increased operating or decommissioning costs of nuclear generating units could adversely affect Generation.

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

     The operating results of Generation depend on its level of sales and, for market sales, on the price of electricity, which is subject to significant volatility. Sales and market prices both depend on the demand for electricity. Consequently, operating results are expected to be stronger in the first and third quarters of each year when the winter and summer peak demand periods occur. Additionally, Generation's results of operations are impacted by refueling outages of its nuclear units, which reduce the generating availability of its nuclear units, as well as increasing maintenance and capital expenditures. The number of refueling outages, including AmerGen, is expected to increase to eleven in 2002 from six in 2001. Maintenance and capital expenditures are expected to increase by $80 million and $24 million, respectively in 2002 as compared to 2001 as a result of the additional nuclear refueling outages.
     Generation intends to continue to grow its generation portfolio through asset acquisitions, development of new plants, innovative application of technology, joint ventures and long-term contracts. New investments in generation, whether purchased or developed, are dependent on the future success of both the bilateral and spot energy wholesale markets, which are newly created and continuing to develop. Regardless of the approach, Generation intends to remain disciplined in its opportunities to expand its generation portfolio, including its evaluation of the potential return on investments as well as the risks of investments.
     Generation's wholesale marketing unit, Power Team, uses Generation's generation portfolio, transmission rights and expertise to ensure delivery of generation to wholesale customers under long-term and short-term contracts. Power Team is responsible for supplying the load requirements of ComEd and PECO and markets the remaining energy in the wholesale markets. Power Team also buys and sells power in the wholesale markets. Trading activities were initiated in 2001 and represent a small portion of Power Team's activity. As of December 31, 2001, trading activities accounted for less than 1% of Generation's EBIT. Trading activities are expected to increase modestly in 2002 and trading activity growth will be dependent on the continued development of the wholesale energy markets and Power Team's ability to manage trading and credit risks in those markets. The spot markets also involve the credit risks of market participants purchasing energy, which Generation may not be able to manage or hedge. Generation uses financial trading, primarily to complement the marketing of its generation portfolio. Generation intends to manage the risk of these activities through a mix of long-term and short-term supply obligations and through the use of established policies, procedures and trading limits.
Financial trading, together with the effects of SFAS No. 133, may cause volatility in Exelon's future results of operations.
     Generation has entered into purchase power agreements (PPAs) dated December 18, 2001 and November 22, 1999 with AmerGen. Under the 2001 PPA, Exelon has agreed to purchase from AmerGen all the energy from Unit No. 1 at Three Mile Island Nuclear Station after December 31, 2001 through December 31, 2014. Under the 1999 PPA, Generation has agreed to purchase from AmerGen all of the residual energy from Clinton through December 31, 2002. Currently, the residual output approximates 25% of the total output of Clinton. In 2001, the amount of power purchased from AmerGen recorded in Fuel and Purchased Power in the Consolidated Statements of Income was $57 million.
     In addition, under a service agreement dated March 1, 1999, Generation provides AmerGen with certain operation and support services to the nuclear facilities owned by AmerGen. This service agreement has an indefinite term and may be terminated by Generation or by AmerGen on 90 days' notice. Generation is compensated for these services in an amount agreed to in the work order but not less than the higher of fully allocated costs for performing the services or the market price. The amount charged to AmerGen for these services in 2001 was $80 million.

Enterprises
Enterprises consists primarily of the infrastructure services business of InfraSource, Inc. (InfraSource), the energy services business of Exelon Services, Inc., the competitive retail energy sales business of Exelon Energy, Inc., the district cooling business of Exelon Thermal Technologies, Inc., communications joint ventures and other investments weighted towards the communications, energy services and retail services industries. InfraSource, formerly Exelon Infrastructure Services, Inc. (EIS), was renamed effective November 15, 2001 in order to effectively unite all of the EIS companies under one brand name. Enterprises' results of operations will be affected by its ability:

- to integrate various acquired businesses in the infrastructure services business so as to realize synergies and cost savings, and
- to rationalize certain investments either by improving margins or, in appropriate cases, by disposition to third parties.

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

     The results of InfraSource's infrastructure services business and Exelon Services' energy services business are dependent on demand for outsourced construction and maintenance services. That demand has been driven in the past by the restructuring of the electric utility industry and growth of the communications, cable and internet industries. Slowdown in that restructuring and the current condition of the communications, cable and internet industries means that results will be driven by efforts to manage costs and achieve synergies.
     Exelon Energy's competitive retail energy sales business is dependent upon continued deregulation of retail electric and gas markets and its ability to obtain supplies of electricity and gas at competitive prices in the wholesale market. The low margin nature of the business makes it important to achieve concentrations of customers with higher volumes so as to manage costs.
     Enterprises' investments are weighted toward the communications industry, but also include companies in energy services and retail services, including e-commerce. Investments in the communications industries have included joint ventures with established companies. Investments in other areas have generally been in new entrepreneurial companies with technologies and applications for the deregulating energy marketplace. Enterprises continually monitors the performance and potential of its investments and evaluates opportunities to sell existing investments and to make new investments. In the past, Exelon has been required to write-off or write-down certain investments. The sale, write-down, or write-off of investments may increase the volatility of earnings. The adoption of SFAS No. 142 is expected to result in an impairment of Enterprises' goodwill which will be recorded in the first quarter of 2002. See New Accounting Pronouncements.

Other Factors
Inflation affects Exelon through increased operating costs and increased capital costs for electric plant. As a result of the rate caps imposed under the legislation in Illinois and Pennsylvania and price pressures due to competition, Exelon may not be able to pass the costs of inflation through to customers.
     In 2001, Exelon made several changes to its pension plans and postretirement benefit plans including consolidating the former Unicom and PECO plans into Exelon plans. Also, a cash balance pension plan was adopted to cover essentially all management and electing union employees hired on or after January 1, 2001. Management employees who were active participants in the former Unicom and PECO pension plans on December 31, 2000 and remain employed by Exelon on January 1, 2002, will have the opportunity to continue to participate in the pension plan or to transfer to the cash balance plan. Exelon also adopted an amendment to the former Unicom postretirement medical benefit plan that changed the eligibility requirement of the plan to cover employees taking their pensions with ten years of service after age 45 rather than ten years of service and having attained the age of 55.
     Exelon's costs of providing pension and postretirement benefits to its retirees is dependent upon a number of factors, such as the discount rate, rates of return on plan assets, and the assumed rate of increase in health care costs. Although Exelon's pension and postretirement expense is determined using three-year averaging and is not as vulnerable to a single year's change in rates, these costs are expected to increase in 2002 and beyond as the result of the above noted plan changes along with the affects of the decline in market value of plan assets, changes in appropriate assumed rates of return on plan assets and discount rates, and increases in health care costs. For a discussion of Exelon's pension and postretirement benefit plans, see Note 16 of the Notes to Consolidated Financial Statements.

Environmental Exelon's operations have in the past and may in the future require substantial capital expenditures in order to comply with environmental laws. Additionally, under Federal and state environmental laws, Exelon is generally liable for the costs of remediating environmental contamination of property now or formerly owned by Exelon and of property contaminated by hazardous substances generated by Exelon. Exelon owns or leases a number of real estate parcels, including parcels on which its operations or the operations of others may have resulted in contamination by substances that are considered hazardous under environmental laws. Exelon has identified 72 sites where former manufactured gas plant (MGP) activities have or may have resulted in actual site contamination. Exelon is currently involved in a number of proceedings relating to sites where hazardous substances have been deposited and may be subject to additional proceedings in the future.
     As of December 31, 2001 and 2000, Exelon had accrued $156 million and $172 million, respectively, for environmental investigation and remediation costs, including $127 million and $140 million, respectively, for MGP investigation and remediation that currently can be reasonably estimated. Exelon expects to expend $35 million for environmental remediation activities in 2002. Exelon cannot predict whether it will incur other significant liabilities for any additional investigation and remediation costs at these or additional sites identified by Exelon, environmental agencies or others, or whether such costs will be recoverable from third parties.

Security Issues and Other Impacts of Terrorist Actions The events of September 11, 2001 have affected Exelon's operating procedures and costs and are expected to affect the cost and availability of the insurance coverages that Exelon carries. Exelon has initiated security measures to safeguard its employees and critical operations and is actively participating in industry initiatives to identify methods to maintain the reliability of its energy production and delivery systems. It is expected that governmental authorities will be working to ensure that emergency plans are in place and that critical infrastructure vulnerabilities are addressed. The electric utility industry is proposing security guidelines rather than government mandated standards to protect critical infrastructures. It is not known if Federal standards will be issued to the electric or gas industries. Exelon is evaluating enhanced security measures at certain critical locations, enhanced response and recovery plans and assessing longer term design changes and redundancy measures. These measures will involve additional expense to develop and implement.
     The NRC has placed all nuclear generating plants on its highest alert status, requiring increased security measures, enhanced communication with authorities at all levels of government and enhanced physical barriers. These additional measures are estimated to cost between $600,000 and $900,000 annually for each of Exelon's ten operating plants. Exelon can not predict how long the NRC will keep nuclear plants on this status. The NRC also has undertaken an initiative to perform a "top to bottom" review of nuclear security in light of the September 11, 2001 events. Exelon cannot predict when the NRC review will be completed or whether additional actions and expenditures will be required as a result.
     Exelon carries nuclear liability insurance. The Price-Anderson Act limits the liability of nuclear reactor owners for claims arising from a single incident. The current limit is $9.5 billion and is subject to change to account for the effects of inflation and changes in the number of licensed reactors. Through its subsidiaries, Exelon carries the maximum available commercial insurance of $200 million. The remaining $9.3 billion is provided through mandatory participation in a financial protection pool. Exelon cannot predict the effects on operations of the August 2002 expiration of the Price-Anderson Act.
     In addition to nuclear liability insurance, Exelon also carries property damage and liability insurance for its properties and operations. As a result of significant changes in the insurance marketplace, due in part to the September 11, 2001 terrorist acts, the available coverage and limits may be less than the amount of insurance obtained in the past, and the recovery for losses due to terrorists acts may be limited. Exelon is self-insured to the extent that any losses may exceed the amount of insurance maintained. Nuclear Electric Insurance Limited (NEIL), a mutual insurance company to which Exelon belongs, provides property and business interruption insurance for Exelon's nuclear operations. In recent years, NEIL has made distributions to its members. Exelon's distribution for 2001 is $69 million, which was recorded as a reduction to Operating and Maintenance expense on Exelon's Consolidated Statements of Income. Due in part to the September 11, 2001 events, Exelon cannot predict the level of future distributions, although they are expected to be lower than recent levels.
     Exelon does not carry any business interruption insurance other than the NEIL coverage for nuclear operations. Damage to Energy Delivery's properties could disrupt the distribution of its and Generation's product and significantly and adversely affect results of operations. Exelon cannot predict the effects on operations of the availability of property damage and liability coverage or any disruptions to its delivery facilities.
     For a discussion of nuclear insurance and other contingencies, see Note 20 of the Notes to Consolidated Financial Statements.

New Accounting  Pronouncements
In 2001, the FASB issued SFAS No. 141, "Business Combinations" (SFAS No. 141), SFAS No. 142, SFAS No. 143, and SFAS No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets" (SFAS No. 144).
     SFAS No. 141 requires that all business combinations be accounted for under the purchase method of accounting and establishes criteria for the separate recognition of intangible assets acquired in business combinations. SFAS No. 141 is effective for business combinations initiated after June 30, 2001.
     SFAS No. 142 establishes new accounting and reporting standards for goodwill and intangible assets. Exelon adopted SFAS No. 142 as of January 1, 2002. Under SFAS No. 142, effective January 1, 2002, goodwill recorded by Exelon is no longer subject to amortization. After January 1, 2002, goodwill will be subject to an assessment for impairment using a two-step fair value based test, the first step of which must be performed at least annually, or more frequently if events or circumstances indicate that goodwill might be impaired. The first step compares the fair value of a reporting unit to its carrying amount, including goodwill. If the carrying amount of the reporting unit exceeds its fair value, the second step is performed. The second step compares the carrying amount of the goodwill to the fair value of the goodwill. If the fair value of goodwill is less than the carrying amount, an impairment loss would be reported as a reduction to goodwill and a charge to operating expense, except at the transition date, when the loss would be reflected as a cumulative effect of a change in accounting principle. As of December 31, 2001, Exelon's Consolidated Balance Sheets reflected approximately $5.3 billion in goodwill net of accumulated amortization, including $4.9 billion of net goodwill related to the merger of Unicom and PECO recorded on ComEd's Consolidated Balance Sheets, with the remainder related to Enterprises. Annual amortization of goodwill related to the Merger and to Enterprises of $126 million and $24 million, respectively, was discontinued upon adoption of SFAS No. 142. Exelon has completed the first step of the transitional impairment analysis which indicated that the ComEd goodwill is not impaired but that an impairment exists with respect to the Enterprises goodwill. The second step of the analysis, which will compare the fair value of the Enterprises goodwill to the $433 million carrying value at December 31, 2001 has not yet been completed. The second step analysis is expected to be completed, and the transitional impairment loss recognized, in the first quarter of 2002 as a Cumulative Effect of a Change in Accounting Principle.
     SFAS No. 143 provides accounting requirements for retirement obligations associated with tangible long-lived assets. Exelon expects to adopt SFAS No. 143 on January 1, 2003. Retirement obligations associated with long-lived assets included within the scope of SFAS No. 143 are those for which there is a legal obligation to settle under existing or enacted law, statute, written or oral contract or by legal construction under the doctrine of promissory estoppel. Adoption of SFAS No. 143 will change the accounting for the decommissioning of Exelon's nuclear generating plants. Currently, Exelon records the obligation for decommissioning ratably over the lives of the plants. The January 1, 2003 adoption of this standard will require a cumulative effect adjustment effective the date of adoption to adjust plant assets and decommissioning liabilities to the values they would have been had this standard been employed from the in-service dates of the plants.
     The  effect  of  this  cumulative   adjustment  will  be  to  increase  the
decommissioning liability to reflect a full decommissioning obligation in current year dollars. Additionally, the standard will require the accrual of an asset related to the full amount of the decommissioning obligation, which will be amortized over the remaining lives of the plants. The difference between the asset recognized and the liability recorded upon adoption of the standard will be charged to earnings and recognized as a cumulative effect, net of expected regulatory recovery. The decommissioning liability to be recorded represents an obligation for the future decommissioning of the plants, and as a result interest expense will be accrued on this liability until such time as the obligation is satisfied.
     Exelon is in the process of evaluating the impact of SFAS No. 143 on its financial statements, and cannot determine the ultimate impact of adoption at this time, however the cumulative effect could be material to Exelon's earnings. Additionally, although over the life of the plant the charges to earnings for the depreciation of the asset and the interest on the liability will be equal to the amounts currently recognized as decommissioning expense, the timing of those charges will change and in the near-term period subsequent to adoption, the depreciation of the asset and the interest on the liability could result in an increase in expense.
     SFAS No. 144 establishes accounting and reporting standards for both the impairment and disposal of long-lived assets. This statement is effective for fiscal years beginning after December 15, 2001 and provisions of this statement are generally applied prospectively. Exelon is in the process of evaluating the impact of SFAS No. 144 on its financial statements, and does not expect the impact to be material.

Forward-Looking  Statements
Except for the historical information contained herein, certain of the matters discussed in this Report are forward-looking statements that are subject to risks and uncertainties. The factors that could cause actual results to differ materially include those discussed herein as well as those listed in Note 20 of the Notes to Consolidated Financial Statements and other factors discussed in Exelon's filings with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this Report. Exelon undertakes no obligation to publicly release any revision to these forward-looking statements to reflect events or circumstances after the date of this Report.

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